Exhibit 4.12

SPOUSAL CONSENT

I, XU Jiaying (ID No. [***]), the legitimate spouse of YANG Jun (ID No. [***]), hereby unconditionally and irrevocably agree on December 8,2022 with following documents (the “Restructuring Documents”) executed by YANG Jun on December 8,2022, and agree that the equity interest of Shanghai Qusheng Internet Technology Co., Ltd. (the “Domestic Company”) held by YANG Jun and registered under his name shall be disposed of in accordance with the Restructuring Documents:

(1)Share Pledge Agreement entered into by and among YANG Jun, Dada Glory Network Technology (Shanghai) Co., Ltd. (the “WFOE”) and the Domestic Company;

(2)Exclusive Option Agreement entered into by and among YANG Jun, the WFOE and the Domestic Company; and

(3)Power of Attorney signed and issued by YANG Jun.

I undertake that I will not make any claims on the equity interests of the Domestic Company held by YANG Jun. And I further confirm that YANG Jun shall have the right to perform the Restructuring Documents, as well as amend or terminate the Restructuring Documents without any additional authorization or approval from me.

I undertake that I will execute all necessary documents and perform all necessary procedures to ensure that the Restructuring Documents (as amended from time to time) are properly performed.

I agree and undertake that, if I obtain any equity interests of the Domestic Company held by YANG Jun for any reason, I shall automatically be bound by the Restructuring Documents (as amended from time to time), and abide by the obligations as a shareholder of the Domestic Company set forth thereunder, for which purpose I agree to enter into such a series of documents with the same form and substance as the Restructuring Documents (as amended from time to time).

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[Signature Page]

Name: XU Jiaying

BY:	/s/ XU Jiaying

SIGNATURE PAGE TO SPOUSAL CONSENT